10093327

                               SCUDDER FUND, INC.
                                 345 Park Avenue
                            New York, New York 10154

                                                                     May 1, 1989

Scudder, Stevens & Clark, Inc.
345 Park Avenue
New York, NY  10154

                          Investment Advisory Agreement
                              Managed Tax-Free Fund

Dear Sirs:

            Scudder Fund, Inc. (the "Corporation") has been organized under the laws of the State of Maryland to engage in the business of an investment company. The shares of capital stock of the Corporation ("Shares") are divided into multiple series, including Managed Tax-Free Fund (the "Fund"), as established from time to time by action of the Directors of the Corporation. Series may be terminated, and additional series established, from time to time by action of the Directors. The Corporation, on behalf of the Fund, has selected you to act as the sole investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Corporation agrees with you as follows:

            1. Delivery of Fund Documents. The Corporation has furnished you with copies properly certified or authenticated of each of the following:

            (a) Articles of Incorporation of the Corporation dated June 18, 1982, as amended from time to time (the "Articles");

            (b) Appropriate evidence of the establishment of the Fund as a series portfolio of the Corporation;

            (c) By-Laws of the Corporation as in effect on the date hereof (the "By-Laws");

Scudder, Stevens
   & Clark, Inc.                       2                             May 1, 1989


            (d) Resolutions of the Directors of the Corporation selecting you as investment adviser and approving the form of this Agreement; and

            (e) Properly certified or authenticated copies of the Corporation's Registration Statement on Form N-1A filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended (the "Investment Company Act"), together with any financial statements and exhibits included therein.

The Corporation will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

            2. Name of Fund. The Fund may use any name derived from the name "Scudder, Stevens & Clark", if it elects to do so, only for so long as this Agreement, any other Investment Advisory Agreement between you and the Corporation or any extension, renewal or amendment hereof or thereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

            3. Advisory Services. You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objective and policies of the Fund. You will determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund and what portion of the Fund's assets shall be held uninvested, subject always to the provisions of the Corporation's Articles and By-Laws and of the Investment Company Act, and to the investment objective, policies and restrictions of the Fund, as each of the same shall be from time

Scudder, Stevens
   & Clark, Inc.                       3                             May 1, 1989


to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish. You shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors and the appropriate committees of the Board of Directors regarding the conduct of the business of the Fund.

            4. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Corporation who are also employees or affiliates of you or your affiliates and will make available, without expense to the Fund (except as otherwise provided below), the services of such of your directors, officers and employees as are reasonably necessary for the Fund's operations or as may duly be elected officers or directors of the Corporation, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Fund's office rent and will provide investment advisory research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses of the Fund; clerical salaries; fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokerage and other expenses of executing portfolio transactions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; trade association dues; taxes or governmental fees; the fees and expenses of the transfer agent of the Fund; the cost of preparing share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Shares of the Fund; the expenses and fees for registering and qualifying securities for sale; the fees and expenses of Directors of the Corporation who are not employees or affiliates of you or your affiliates; travel expenses of all officers, directors and employees; insurance premiums; the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses or the fees or disbursements of custodians of the Fund's

Scudder, Stevens
   & Clark, Inc.                       4                             May 1, 1989


assets, including expenses incurred in the performance of any obligations enumerated by the Articles or By-Laws insofar as they govern agreements with any such custodian. You shall not be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Fund if and to the extent that such expenses (i) are required to be borne by a principal underwriter which acts as the distributor of the Fund's Shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Corporation on behalf of the Fund shall have adopted a plan in conformity with Rule 12b-1 under the Investment Company Act of l940, as amended, providing that the Fund (or some other party) shall assume some or all of such expenses. You shall be required to pay such of the foregoing expenses as are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Fund (or some other party) pursuant to such a plan.

            5. Compensation of the Adviser. For all services to be rendered and payments made as provided in paragraphs 3 and 4 hereof, the Corporation on behalf of the Fund will pay you on the last day of each month a gross fee which is equal to the difference between (a) 1/12 of 0.40% of the value of the average daily net assets of the Fund up to but not exceeding $1.5 billion for such month and 1/12 of 0.35% of the value of the average daily net assets of the Fund in excess of $1.5 billion for such month and (b) the sum, not in excess of the amount determined under (a), of the amount waived by you from time to time plus the amount by which the Fund's expenses exceed the lowest applicable expense limitation (as more fully described herein).

            (a) The "value of the average daily net assets" of the Fund is defined as the average of the values placed on the net assets of the Fund as of 12:00 noon (New York time), on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of the net assets of the Fund as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant

Scudder, Stevens
   & Clark, Inc.                       5                             May 1, 1989


                  to the applicable provisions of the Articles. If, pursuant to such provisions, the determination of the net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets of the Fund as of 12:00 noon or as of such other time as the value of the net assets of the Fund may lawfully be determined, on that day. If the determination of the value of the net assets of the Fund has been suspended pursuant to the Articles for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5.

            (b) You agree that in determining your gross compensation for any fiscal year it shall be reduced by the amount, if any, by which the expenses of the Fund for such fiscal year exceed the lowest applicable expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the Shares of the Fund may be qualified for offer and sale. You shall refund to the Fund the amount of any reduction of your compensation pursuant to this paragraph 5 as promptly as practicable after the end of such fiscal year, provided that you will not be required to pay the Fund an amount greater than the fee paid to you in respect of such year pursuant to this Agreement. As used in this paragraph 5, "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specifications thereof, and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company determined (i) by multiplying a fixed percentage by the average, or by multiplying more than one such percentage by different specified amounts of the average, of the values of an investment company's net assets for a fiscal year or (ii) by multiplying a fixed percentage

Scudder, Stevens
   & Clark, Inc.                       6                             May 1, 1989


                  by an investment company's net investment income for a fiscal year. The words "lowest applicable expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Fund; provided, however, that nothing in this Agreement shall require you to reduce your fees if not required by an applicable statute or regulation referred to above in this paragraph 5.

            (c) You may waive all or a portion of your fees provided for hereunder. To the extent that you agree to waive all or a portion of your fees or to reimburse a portion of the Fund's expenses, you shall be contractually bound by the publicly announced waivers or reimbursements.

            6. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

            7. Limitation of Liability of Adviser. (a) You shall give the Fund the benefit of your best judgment and efforts in rendering services under this Agreement. As an inducement to your undertaking to render these services, the Fund agrees that you shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any

Scudder, Stevens
   & Clark, Inc.                       7                             May 1, 1989


liability to the Fund or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties under this Agreement or by reason of your reckless disregard of your duties and obligations hereunder.

            (b) Notwithstanding anything herein to the contrary, you shall not be liable or responsible for any acts or omissions of any predecessor manager or investment adviser for the Fund or of any other persons having responsibility for matters to which this Agreement relates prior to January 1, 1989, nor shall you be responsible for reviewing any such acts or omissions. You shall, however, be liable for your own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

            8. Duration and Termination of this Agreement. This Agreement shall remain in force until May 1, 1991 and from year to year thereafter, but only for so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the Directors who are not interested persons of you or of the Corporation, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of the Board of Directors or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Board of Directors, by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

Scudder, Stevens
  & Clark, Inc.                        8                             May 1, 1989


            9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Directors, including a majority of the Directors who are not interested persons of you or of the Corporation, cast in person at a meeting called for the purpose of voting on such approval.

            10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. The Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to

Scudder, Stevens
  & Clark, Inc.                        9                             May 1, 1989


the Corporation, whereupon this letter shall become a binding contract.

                              Yours very truly,

                              SCUDDER FUND, INC.
                                on behalf of
                                Managed Tax-Free Fund


                              By /s/ [Illegible]
                                 ---------------------
                                 Title: Chairman

The foregoing Agreement is hereby accepted as of the date thereof.

                              SCUDDER, STEVENS & CLARK, INC.


                              By /s/ [Illegible]
                                 ----------------------
                                 Title: